Filed Pursuant to Rule 424(b)(3)

Registration No. 333-232701

PROSPECTUS SUPPLEMENT NO. 1

Dated September 2, 2021

1,725,000 Shares of Common Stock

OMNIQ Corp.

This Prospectus Supplement No. 1 amends and supplements the Prospectus dated July 30, 2019 as amended on May 29, 2020 (the “Prospectus”) of Omniq Corp. relating to the offer and sale from time to time by certain selling stockholders of up to 1,725,000 shares of common stock of Omniq Corp. (the “Common Stock”), of which 891,667 shares are issuable upon exercise of warrants.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

Investing in our Common Stock involves certain risks. See “Risk Factors” beginning on page 7 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in this Prospectus. Any representation to the contrary is a criminal offense.

The purpose of this Prospectus Supplement is to amend the Selling Stockholders table in order to correctly reflect the name of a selling stockholder of the Company. Accordingly this Supplement No. 1 amends the Selling Stockholders table beginning on page 9 in the Prospectus by correcting the name of the entity holding the shares from Warberg WF VII LP to Warberg WF IX LP. The percentage of beneficial ownership is based on 7,420,616 shares of common stock outstanding at September 1, 2021. All other information in the Prospectus shall remain unchanged.

Shareholder	Number of Shares of Common Stock Owned Prior to the Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage of Shares Beneficially Owned After Offering
Warberg WF IX LP	25,000	(1)	25,000	0	0%

(1)	50% of the shares being registered are issuable upon the exercise of warrants.